Exhibit 10.1
VERAMARK TECHNOLOGIES, INC.
BOARD OF DIRECTORS AMENDED AND RESTATED DEFERRED
COMPENSATION PLAN
November 20, 2007
1. PURPOSE OF THE PLAN. The purpose of the Veramark Technologies, Inc. Board of Directors Deferred Compensation Plan (the “Plan”) is to facilitate the recruitment and retention of qualified individuals to serve as members of the Board of Directors of Veramark Technologies, Inc. (the “Company”) by providing nonemployee directors of the Company the opportunity to defer all or a portion of their cash compensation.
2. DEFINITIONS.
     2.1. “Annual Deferred Compensation Agreement” means a written agreement between a Participant and the Company in substantially the form set forth in Appendix A, whereby a Participant agrees to defer a portion of his or her Compensation.
     2.2. “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, all as defined under Section 409A(a)(2)(A)(v) of the Code and any regulations or other guidance issued thereunder.
     2.3. “Code” means the Internal Revenue Code of 1986, as amended.
     2.4. “Committee” means the Compensation and Stock Option Committee of the Company’s Board of Directors, or any successor to the Committee.
     2.5. “Compensation” means a Participant’s fees, payable in cash, for services rendered by a Participant as a Director of the Company. Compensation shall not include any amounts paid by the Company to a Participant that are not strictly in consideration for personal services, such as expense reimbursements.
     2.6. “Deferred Account” means the record maintained by the Company for each Participant of the cumulative amount of Compensation deferred pursuant to this Plan.
     2.7. “Director” means an individual who is not an employee of the Company and who is a member of the Company’s Board of Directors.
     2.8. “Participant” means a Director who has entered into a written Annual Deferred Compensation Agreement with the Company in accordance with the provisions of the Plan.
     2.9. “Termination” means the Participant’s ceasing to be a Director of the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of retirement, resignation, removal or death. Notwithstanding the preceding sentence, the date on which a Participant ceases to be a Director of the Company shall be deemed to have not occurred for purposes of this Plan unless such cessation constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and any regulations or other guidance issued thereunder.
3. ADMINISTRATION AND INTERPRETATION. The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee’s responsibilities for administration of the Plan may be exercised by Company employees who have been assigned those responsibilities by the Committee. Any Company employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee. Any interpretation of the Plan by the Committee shall be final and binding on the Participants.
4. PARTICIPANT DEFERRAL AND DISTRIBUTION ELECTIONS.
     4.1. TIME AND AMOUNT OF ELECTION. A Director who wishes to participate in the Plan must execute an Annual Deferred Compensation Agreement in accordance with this Section 4.1.
          (a) The Annual Deferred Compensation Agreement must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Company on the Annual Deferred Compensation Agreement) of the calendar year next preceding the calendar year for which such Compensation would otherwise be earned.
          (b) In the first calendar year in which an individual becomes a Director (or in the first year of the Plan), the newly eligible Participant may make an election to defer Compensation for that calendar year in accordance with this Section 4.1(b). The Deferral Election must be filed with the Company by the thirtieth (30th) day following the date that the individual first becomes eligible to participate in the Plan (or such earlier date as specified by the Company on the Annual Deferred Compensation Agreement). The Annual Deferred Compensation Agreement shall become irrevocable on the date that it is received by the Company. The Annual Deferred Compensation Agreement shall only apply to Compensation earned after the date that the Annual Deferred Compensation Agreement becomes irrevocable.
          (c) An Annual Deferred Compensation Agreement that is timely delivered to the Company shall be effective with respect to Compensation earned in all calendar years following the year in which the Annual Deferred Compensation Agreement is delivered to the Company, unless such agreement is revoked or modified (which revocation or modification shall be effective on the first day of the calendar year following the year in which such revocation or modification is delivered to the Company) or until terminated automatically upon either the termination of the Plan or the Participant’s Termination.
     4.2. INTEREST ON DEFERRED AMOUNTS. Compensation which a Director properly elects to be deferred will accrue interest on a quarterly basis equal to the interest rate realized by the Company on its invested cash for that quarter.

5.  DISTRIBUTIONS.
     5.1. DISTRIBUTIONS IN GENERAL.
          (a) The Company shall distribute Participants’ Deferred Accounts as elected by each Participant in the applicable Annual Deferred Compensation Agreement, except as otherwise provided in this Section 5. If there is no effective distribution election in place for a Participant as of the date of his or her Termination, his or her Deferred Account shall be paid out in quarterly installments over 3 years beginning January 1 of the year following Termination.
          (b) Notwithstanding anything contained in this Plan or the applicable Annual Deferred Compensation Agreement to the contrary, if the Participant is a “specified employee”, as determined under the Company’s policy for determining specified employees, on the date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments that are provided as a result of a Termination and that would otherwise be paid during the first six months following the date of Termination shall be accumulated through and paid within 30 days after the first business day following the six month anniversary of such date of Termination (or if earlier, upon the Participant’s death).
     5.2. UPON CHANGE IN CONTROL. Notwithstanding any provision of this Plan or any Annual Deferred Compensation Agreement to the contrary, if a Change in Control occurs and a Participant incurs a Termination during the period beginning on the date of the Change in Control and ending on the second anniversary of the Change in Control, then the remaining amount of the Participant’s Deferred Account shall be paid to the Participant or his beneficiary in a single lump sum within 10 days after the first business day following the six month anniversary of such date of Termination (or if earlier, upon the Participant’s death), or such later date as provided in Section 5.1(b).
       5.3. DISTRIBUTIONS FOLLOWING PARTICIPANT DEATH; DESIGNATION OF BENEFICIARY. The Company shall make all payments to the Participant, if living. A Participant shall designate a beneficiary in his or her Annual Deferred Compensation Agreement. If a Participant dies either before benefit payments have commenced under this Plan or after his or her benefits have commenced but before his or her entire Deferred Account has been distributed, his or her designated beneficiary shall receive any benefit payments in accordance with the Annual Deferred Compensation Agreement and this Plan. If no designation is in effect upon the Participant’s death, then the Deferred Account shall be paid in a lump sum within two (2) months of date of death to the spouse of the Participant, or if no spouse is then living, the Participant’s estate.
     5.4 TRANSITION RELIEF. A Participant may, no later than December 31, 2007 elect on a form provided by the Company to (a) change the date of payment of his Deferred Account to a date otherwise permitted under the Plan or (b) change the form of payment of his Deferred Account to a form of payment otherwise permitted under the Plan. Notwithstanding the preceding sentence, a Participant cannot in 2007 change his payment election with respect to payments that the Participant would otherwise receive in 2007, and a Participant may not cause payments to be made in 2007 that would not otherwise be payable in such year. This Section 5.4 is intended to comply with Notice 2006-79 and the applicable proposed and final Treasury

Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.
6. MISCELLANEOUS.
     6.1. ASSIGNABILITY. A Participant’s rights and interests under the Plan may not be assigned or transferred except, in the event of the Participant’s death, as described in Section 5.3.
     6.2. TAXES. The Company shall deduct from all payments made under this Plan all applicable federal, state or local taxes required by law to be withheld.
     6.3. CONSTRUCTION. To the extent not preempted by federal law, the Plan shall be construed according to the laws of the state of New York without regard to conflict of law rules. Notwithstanding any other provision herein, this Plan shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations or other guidance issued thereunder, so that taxation of a Participant is deferred under this Plan until distribution as provided hereunder. Any provision that would cause the Plan to fail to satisfy the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder shall have no force and effect until amended to comply with such requirements (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company’s Board of Directors (or any committee thereof) without the consent of the Participants).
     6.4. FORM OF COMMUNICATION. Any election, application, notice or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Such communication shall be effective upon receipt by the Company’s Treasurer.
7.   AMENDMENT AND TERMINATION. Subject to Section 6.3 hereof, the Company, acting through its Board of Directors, or any committee of the Board of Directors, may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent. Moreover, no such amendment or termination shall be effective to the extent such action would result in an “acceleration of benefits” or a “change in time or form of distribution” within the meaning of Section 409A of the Code and any regulations or other guidance issued thereunder.
8. UNSECURED GENERAL CREDITOR. The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future. The Plan does not grant Participants and their beneficiaries, heirs, successors, and assigns any legal or equitable right, interest, or claim in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.

 9. LAWSUITS, JURISDICTION, AND VENUE. Any lawsuit claiming entitlement to benefits under this Plan must be initiated no later than one year after the event(s) giving rise to the claim occurred. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Rochester, New York. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of New York shall apply, without regard to principles of conflict of laws.

ANNUAL DEFERRED COMPENSATION AGREEMENT
     THIS AGREEMENT dated                     , is between VERAMARK TECHNOLOGIES, INC. (“the Company”) and                            (the “Director”). The Company designates the Director as a Participant in the Company’s Board of Directors Deferred Compensation Plan (the “Plan”), a copy of which is attached and incorporated into this Agreement.
The Company and the Director agree as follows:
For the year                     , the Director irrevocably elects as follows:
1. The Director elects to defer receipt of:
A.	$ Dollars; or

B.	percent of Compensation
The Company believes, but does not guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. The Director has been advised to consult with his or her attorney or accountant familiar with the federal and state tax laws regarding the tax implications of this Deferred Compensation Agreement and the Plan.
2. The Director elects the following form of distribution of his or her deferrals during such year:

___	A.	Lump-sum payment, commencing within 30 days after the distribution beginning date set forth below.

___	B.	Quarterly installment payments (estimated to be level payments) over a period of ___ years (not to exceed 3 years), payable on the first day of the month beginning the calendar quarter immediately following the distribution beginning date as set forth below, and continuing on the first day of the month beginning each subsequent calendar quarter until paid in full. The amount of each installment shall equal the quotient obtained by dividing the Participant’s account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and the amount of such account balance remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 4.2 of the Plan.
3. The Director elects the following distribution beginning date for his or her deferrals during such year:

___	A.	January 1 of the year following Termination.

___	B.	The later of age or January 1 of the year following Termination.

___	C.	The later of (date) or January 1 of the year following Termination.
4. If the Director dies, the Company will pay the Director’s designated beneficiary the Deferred Account balance as a (choose one):

___	A.	Lump-sum payment, payable within two (2) months of date of death.

___	B.	Quarterly installment payments over a period of years (not to exceed 3 years), beginning on the first day of the month beginning the calendar quarter immediately following the date of death and continuing on the first day of the month beginning each subsequent calendar quarter until paid in full. The amount of each installment shall equal the quotient obtained by dividing the Participant’s account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and the amount of such account balance remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 4.2 of the Plan.
5. The Director’s designated beneficiary is                                                             .
     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day first written above.

VERAMARK TECHNOLOGIES, INC.

By

DIRECTOR

By